Exhibit 99.15
Ferrellgas, Inc. and
Subsidiaries

Consolidated Financial Statements and
Report of Independent Registered Public
Accounting Firm

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheets — July 31, 2007 and 2006	3

Consolidated Statements of Earnings
- Years ended July 31, 2007, 2006 and 2005	4

Consolidated Statements of Stockholder’s Equity (Deficiency)
- Years ended July 31, 2007, 2006 and 2005	5

Consolidated Statements of Cash Flows
- Years ended July 31, 2007, 2006 and 2005	7

Notes to Consolidated Financial Statements	8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of
Ferrellgas, Inc. and Subsidiaries
Overland Park, Kansas
We have audited the accompanying consolidated balance sheets of Ferrellgas, Inc. and subsidiaries (the “Company”) as of July 31, 2007 and 2006, and the related consolidated statements of earnings, stockholder’s equity (deficiency), and cash flows for each of the three years in the period ended July 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ferrellgas, Inc. and subsidiaries as of July 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
October 22, 2007

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	July 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$21,440	$17,168
Accounts and notes receivable (net of allowance for doubtful accounts of $4,358 and $5,628 in 2007 and 2006, respectively)	118,320	116,369
Inventories	113,807	154,613
Prepaid expenses and other current assets	16,782	15,342

Total current assets	270,349	303,492

Property, plant and equipment, net	768,246	790,362
Goodwill	483,689	480,258
Intangible assets, net	246,283	248,546
Other assets, net	17,874	11,981

Total assets	$1,786,441	$1,834,639

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIENCY)

Current liabilities:
Accounts payable	$62,103	$82,212
Short-term borrowings	57,779	52,647
Other current liabilities	107,231	140,974

Total current liabilities	227,113	275,833

Long-term debt	1,011,751	983,545
Deferred income taxes	5,402	2,447
Other liabilities	18,873	18,528
Contingencies and commitments (Note N)	—	—
Minority interest	417,904	468,360
Parent investment in subsidiary	180,160	161,670

Stockholder’s equity (deficiency):
Common stock, $1 par value; 10,000 shares authorized; 990 shares issued	1	1
Additional paid-in-capital	20,429	19,207
Note receivable from parent	(145,231)	(145,601)
Retained earnings	45,303	49,269
Accumulated other comprehensive income	4,736	1,380

Total stockholder’s equity (deficiency)	(74,762)	(75,744)

Total liabilities and stockholder’s equity (deficiency)	$1,786,441	$1,834,639

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands)

	For the year ended July 31,
	2007	2006	2005
Revenues:
Propane and other gas liquids sales	$1,757,423	$1,697,940	$1,592,325
Other	235,017	197,530	161,789

Total revenues	1,992,440	1,895,470	1,754,114

Cost and expenses:
Cost of product sold — propane and other gas liquids sales	1,147,169	1,109,177	1,052,005
Cost of product sold — other	157,223	122,450	88,293
Operating expense	380,854	374,871	366,189
Depreciation and amortization expense	89,596	87,166	85,273
General and administrative expense	44,870	47,689	42,342
Equipment lease expense	26,142	27,320	25,495
Employee stock ownership plan compensation charge	11,225	10,277	12,266
Loss on disposal of assets and other	10,822	7,539	8,673

Operating income	124,539	108,981	73,578

Interest expense	(87,956)	(84,235)	(91,518)
Interest income	3,173	2,068	1,903

Earnings (loss) before income taxes, minority interest, parent investment in subsidiary and discontinued operations	39,756	26,814	(16,037)

Income tax expense	6,472	3,563	2,044
Minority interest	31,374	25,445	(2,718)
Parent investment in subsidiary	3,070	(683)	(12,441)

Loss from continuing operations before discontinued operations	(1,160)	(1,511)	(2,922)

Earnings from discontinued operations (including gain on sale in 2005 of $97,001), net of minority interest of $71,524 and parent investment in subsidiary of $31,623 in 2005	—	—	2,105

Net loss	$(1,160)	$(1,511)	$(817)

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIENCY)
(in thousands, except share data)

						Accumulated other			Total
				Note		comprehensive income (loss)			stock-
	Number of		Additional	receivable			Currency		holder’s
	common	Common	paid-in	from	Retained	Risk	translation	Pension	equity
	shares	stock	capital	parent	earnings	management	adjustment	liability	(deficiency)
July 31, 2004	990	1	15,462	(146,830)	56,865	1,772	16	(1,058)	(73,772)
Distributions to parent	—	—	—	—	(2,557)	—	—	—	(2,557)
Increase in loan to parent	—	—	—	(548)	—	—	—	—	(548)
Contribution in connection with ESOP compensation charge	—	—	245	—	—	—	—	—	245
Contribution in connection with equity offerings of subisidary	—	—	2,799	—	—	—	—	—	2,799
Contribution in connection with acquisitions	—	—	142	—	—	—	—	—	142
Contribution related to exercise of options of subsidiary	—	—	6	—	—	—	—	—	6
Comprehensive income:
Net loss	—	—	—	—	(817)	—	—	—	(817)
Other comprehensive income:
Net gains on risk management derivatives	—	—	—	—	—	70	—
Reclassification of net gains on derivatives	—	—	—	—	—	(1,772)	—	—
Reclassification of net gains on derivatives	—	—	—	—	—	—	49	—
Pension liability adjustment	—	—	—	—	—	—	—	311	(1,342)

Comprehensive income									(2,159)

July 31, 2005	990	1	18,654	(147,378)	53,491	70	65	(747)	(75,844)
Distributions to parent	—	—	—	—	(2,711)	—	—	—	(2,711)
Decrease in loan to parent	—	—	—	1,777	—	—	—	—	1,777
Contribution in connection with ESOP and stock-based compensation charges	—	—	243	—	—	—	—	—	243
Contribution in connection with acquisitions	—	—	256	—	—	—	—	—	256
Contribution related to exercise of options of subsidiary	—	—	32	—	—	—	—	—	32
Other cash contributions from parent			22						22
Comprehensive income:
Net loss	—	—	—	—	(1,511)	—	—	—	(1,511)
Other comprehensive income:
Net earnings on risk management derivatives	—	—	—	—	—	2,540	—
Reclassification of derivatives to earnings						(484)		—
Foreign currency translation adjustments							(29)	—
Tax effect on forgeign currency translation adjustments	—	—	—	—	—	—	—	—
Pension liability adjustment	—	—	—	—	—	—	(15)	(20)	1,992

Comprehensive income									481

July 31, 2006	990	$1	$19,207	$(145,601)	$49,269	$2,126	$21	$(767)	$(75,744)
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FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIENCY)
(in thousands, except share data)

							Accumulated other		Total
				Note		comprehensive income (loss)			stock-
	Number of		Additional	receivable			Currency		holder’s
	common	Common	paid-in	from	Retained	Risk	translation	Pension	equity
	shares	stock	capital	parent	earnings	management	adjustment	liability	(deficiency)
July 31, 2006	990	1	19,207	(145,601)	49,269	2,126	21	(767)	(75,744)

Distributions to parent	—	—	—	—	(2,806)	—	—	—	(2,806)

Decrease in loan to parent	—	—	—	370	—	—	—	—	370

Contribution in connection with ESOP and stock-based compensation charges	—	—	242	—	—	—	—	—	242

Contribution in connection with equity offerings of subisidary	—	—	895	—	—	—	—	—	895

Contribution in connection with acquisitions	—	—	54	—	—	—	—	—	54

Contribution related to exercise of options of subsidiary	—	—	11	—	—	—	—	—	11

Other cash contributions from parent	—	—	20	—	—	—	—	—	20

Comprehensive income:
Net loss	—	—	—	—	(1,160)	—	—	—	(1,160)
Other comprehensive income (loss):
Net earnings on risk management derivatives	—	—	—	—	—	5,055	—	—
Reclassification of derivatives to earnings	—	—	—	—	—	(2,126)	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	14	—
Tax effect on foreign currency translation adjustments	—	—	—	—	—	—	(5)	—
Pension liability adjustment	—	—	—	—	—	—	—	418	3,356

Comprehensive income									2,196

July 31, 2007	990	1	20,429	(145,231)	45,303	5,055	30	(349)	(74,762)

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended July 31,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(1,160)	$(1,511)	$(817)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation and amortization expense	89,596	87,166	86,462
Employee stock ownership plan compensation charge	11,225	10,277	12,266
Stock-based compensation charge	889	1,863	—
Loss (gain) on disposal of assets and discontinued operations	4,232	1,188	(91,494)
Loss on transfer of accounts receivable related to the accounts receivable securitization	10,384	10,075	5,894
Minority interest	31,374	25,445	19,182
Parent investment in subsidiary	3,070	(683)	68,806
Deferred income tax expense (benefit)	2,783	(585)	(291)
Other	4,719	5,971	2,675
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts and notes receivable, net of securitization	1,105	(20,412)	(43,246)
Inventories	40,984	(57,334)	(2,421)
Prepaid expenses and other current assets	1,527	(2,338)	(2,440)
Accounts payable	(21,295)	18,491	(17,104)
Accrued interest expense	(1,353)	472	(4,662)
Other current liabilities	(26,426)	8,932	16,051
Other liabilities	819	184	323
Accounts receivable securitization:
Proceeds from new accounts receivable securitizations	100,000	107,000	114,400
Proceeds from collections reinvested in revolving period accounts receivable securitizations	1,156,214	1,184,987	981,256
Remittances of amounts collected as servicer of accounts receivable securitizations	(1,265,214)	(1,287,987)	(1,051,356)

Net cash provided by operating activities	143,473	91,201	93,484

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(31,688)	(21,231)	(23,904)
Capital expenditures — technology initiative	—	(915)	(10,466)
Capital expenditures — other	(46,667)	(42,451)	(42,348)
Proceeds from sale of discontinued operations	—	—	144,000
Proceeds from sale of assets	9,830	18,950	11,948
Other	(6,540)	(5,595)	(3,121)

Net cash provided by (used in) investing activities	(75,065)	(51,242)	76,109

Cash flows from financing activities:
Distributions paid to parent by subsidiary-common unitholders	(40,552)	(36,768)	(35,999)
Distributions paid to minority interest by subsidiary-common unitholders	(85,146)	(84,104)	(70,771)
Distributions paid to minority interest by subsidiary-senior unitholder	—	—	(7,977)
Distributions paid to parent	(2,806)	(2,711)	(2,482)
Issuance of common units of subsidiary	44,319	—	136,824
Proceeds from increase in long-term debt	74,568	45,453	44
Reductions in long-term debt	(60,942)	(3,050)	(205,354)
Net additions (reductions) in loan to parent	149	1,777	(548)
Net additions to short-term borrowings	5,132	32,847	19,800
Proceeds from exercise of options of subsidiary	1,025	3,124	472
Cash paid for financing costs	(367)	(375)	(1,392)
Cash contributed by parent — other	470	22	2,877

Net cash used in financing activities	(64,150)	(43,785)	(164,506)

Effect of exchange rate changes on cash	14	(29)	49
Increase (decrease) in cash and cash equivalents	4,272	(3,855)	5,136
Cash and cash equivalents — beginning of period	17,168	21,023	15,887

Cash and cash equivalents — end of period	$21,440	$17,168	$21,023

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise designated)
A.	Partnership organization and formation
The accompanying consolidated financial statements and related notes present the consolidated financial position, results of operations and cash flows of Ferrellgas, Inc. (the “Company”), its subsidiaries, which include its general partnership interest in both Ferrellgas Partners, L.P. (“Ferrellgas Partners”) and Ferrellgas, L.P. (the “operating partnership”). The Company is a wholly-owned subsidiary of Ferrell Companies, Inc., (“Ferrell” or “Parent”).
Ferrellgas Partners, L.P. (“Ferrellgas Partners”) was formed on April 19, 1994, and is a publicly traded limited partnership, owning an approximate 99% limited partner interest in the operating partnership. Ferrellgas Partners and the operating partnership, collectively referred to as “Ferrellgas,” are both Delaware limited partnerships and are governed by their respective partnership agreements. Ferrellgas Partners was formed to acquire and hold a limited partner interest in the operating partnership. The operating partnership was formed to acquire, own and operate the propane business and assets of the Company. The Company has retained a 1% general partner interest in Ferrellgas Partners and also holds an approximate 1% general partner interest in the operating partnership, representing an effective 2% general partner interest in Ferrellgas on a combined basis. As general partner, it performs all management functions required by Ferrellgas.
Concurrent with the closing of the offering, the Company contributed all of its propane business and assets to Ferrellgas Partners in exchange for 17,593,721 common units and Incentive Distribution Rights as well as a 2% general partner interest in Ferrellgas Partners and the operating partnership on a combined basis.
In July 1998, the Company transferred its entire limited partnership ownership of Ferrellgas Partners to Ferrell. In July 1998, 100% of the outstanding common stock of Ferrell was purchased primarily from Mr. James E. Ferrell (“Mr. Ferrell”) and his family by a newly created leveraged employee stock ownership trust (“ESOT”) established pursuant to the Ferrell Companies Employee Stock Ownership Plan (“ESOP”). The purpose of the ESOP is to provide employees of the Company an opportunity for ownership in Ferrell and indirectly in Ferrellgas. As contributions are made by Ferrell to the ESOT in the future, shares of Ferrell are allocated to the employees’ ESOP accounts.
On December 17, 1999, Ferrellgas Partners’ partnership agreement was amended to allow for the issuance of a newly created senior unit. As amended, the senior units were to be paid quarterly distributions in cash equivalent to 10% per annum of their liquidation value, or $4 per senior unit. Additionally, the holder of the senior units could convert any outstanding senior units into common units beginning on the earlier of June 29, 2005 or upon the occurrence of a “material event” as such term is defined by Ferrellgas Partners’ partnership agreement. On June 30, 2005, the senior units, owned by JEF Capital Management, Inc. (“JEF Capital”), were converted to common units. JEF Capital is beneficially owned by Mr. Ferrell. See Note L – Minority Interest – for additional discussion related to the conversion of these senior units to common units.
On June 5, 2000, Ferrellgas Partners’ partnership agreement was amended to allow the Company to have an option to maintain its effective 2% general partner interest concurrent with the issuance of other additional equity. Prior to this amendment, the Company was required to make capital contributions to maintain its effective 2% general partner interest concurrent with the issuance of any additional equity. Also as part of this amendment, the Company’s interest in Ferrellgas Partner’s common units became represented by newly created general partner units.

On March 7, 2005, Ferrellgas Partners amended its partnership agreement to extend an existing agreement with Ferrell concerning the distribution priority on common units owned by public investors over those owned by Ferrell. This provision was extended to April 30, 2010 and allows Ferrellgas Partners to defer distributions on the common units held by Ferrell up to an aggregate outstanding amount of $36.0 million. There have been no deferrals to date.
B.	Summary of significant accounting policies
(1) Nature of operations: The Company is a holding entity that conducts no operations and has two subsidiaries, Ferrellgas Partners and Ferrellgas Acquisitions Company, LLC (“Ferrellgas Acquisitions Company”). The Company owns a 100% equity interest in Ferrellgas Acquisitions Company, whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas. The Company owns a 1% general partnership interest in Ferrellgas Partners. The operating partnership is the only operating subsidiary of Ferrellgas Partners.
Ferrellgas is engaged primarily in the distribution of propane and related equipment and supplies primarily in the United States. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas serves more than one million residential, industrial/commercial, portable tank exchange, agricultural and other customers in all 50 states, the District of Columbia, Puerto Rico and Canada.
(2) Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates. Significant estimates impacting the consolidated financial statements include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment assets, residual values of tanks, capitalization of customer tank installation costs, amortization methods of intangible assets, valuation methods used to value sales returns and allowances, allowance for doubtful accounts, derivative commodity contracts and stock and unit-based compensation calculations.
(3) Principles of consolidation: The accompanying consolidated financial statements include the Company’s accounts and those of its wholly-owned subsidiary, Ferrellgas Acquisition Company, Ferrellgas Partners and the operating partnership, after elimination of all material intercompany accounts and transactions. The accounts of Ferrellgas Partners and the operating partnership are included based on the determination that the Company possesses a controlling financial interest through its ability to exert control over Ferrellgas Partners and the operating partnership and that their balances are consolidated with the Company.
Minority interest includes limited partner interests in Ferrellgas Partners’ common units held by the public. See Note L – Minority interest – for related discussion about the activity in minority interest. Minority interest expense includes allocations of income (loss) and distributions in excess of its basis, if any. Parent investment in subsidiary in the consolidated statements of earnings includes allocations of income (loss) associated with the common units held by Ferrell. The limited partner interest owned by Ferrell is reflected as “Parent investment in subsidiary” in the consolidated balance sheets.
(4) Cash and cash equivalents and non-cash activities: For purposes of the consolidated statements of cash flows, the Company considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less. Significant non-cash activities are presented below:

	For the year ended July 31,
	2007	2006	2005
CASH PAID FOR:
Interest	$87,035	$81,592	$93,298
Income taxes	$3,862	$1,063	$1,404
NON-CASH INVESTING ACTIVITIES:
Issuance of common units of subsidiary in connection with acquisitions	$2,751	$12,372	$7,011
Issuance of liabilities in connection with acquisitions	$2,426	$4,883	$768
Property, plant and equipment additions	$1,187	$1,443	$1,041
(5) Inventories: Inventories are stated at the lower of cost or market using weighted average cost and actual cost methods.
(6) Accounts receivable securitization: The Company has agreements to transfer, on an ongoing basis, certain of its trade accounts receivable through an accounts receivable securitization facility and retains servicing responsibilities as well as a retained interest related to a portion of the transferred receivables. The related receivables are removed from the consolidated balance sheet and a retained interest is recorded for the amount of receivables sold in excess of cash received. The retained interest is included in “Accounts and notes receivable” in the consolidated balance sheets.
The Company determines the fair value of its retained interest based on the present value of future expected cash flows using management’s best estimates of various factors, including credit loss experience and discount rates commensurate with the risks involved. These assumptions are updated periodically based on actual results, therefore the estimated credit loss and discount rates utilized are materially consistent with historical performance. Due to the short-term nature of the Company’s trade receivables, variations in the credit and discount assumptions would not significantly impact the fair value of the retained interests. Costs associated with the sale of receivables are included in “Loss on disposal of assets and other” in the consolidated statements of earnings. See Note G – Accounts receivable securitization – for further discussion of these transactions.
(7) Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and routine repairs are expensed as incurred. The Company capitalizes computer software, equipment replacement and betterment expenditures that upgrade, replace or completely rebuild major mechanical components and extend the original useful life of the equipment. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from two to 30 years. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable. See Note F – Supplemental financial statement information – for further discussion of property, plant and equipment.
(8) Goodwill: The Company records goodwill as the excess of the cost of acquisitions over the fair value of the related net assets at the date of acquisition. Goodwill is tested for impairment annually on January 31, or more frequently if circumstances dictate, and if impaired, written off against earnings at that time. The Company has not recognized any impairment losses as a result of these tests. For purposes of the Company’s goodwill impairment test, the Company has determined that it has one reporting unit. The Company assesses the carrying value of goodwill at its reporting unit based on an estimate of the fair value of the reporting unit. Fair value of the reporting unit is estimated using a market value approach taking into consideration the quoted market price of Ferrellgas Partners’ common units.

(9) Intangible assets: Intangible assets with finite useful lives, consisting primarily of customer lists, noncompete agreements and patented technology, are stated at cost, net of accumulated amortization calculated using the straight-line method over periods ranging from two to 15 years. Tradenames and trademarks have indefinite lives, are not amortized, and are stated at cost. The Company tests finite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable. The Company tests indefinite lived intangible assets for impairment annually on January 31 or more frequently if circumstances dictate. The Company has not recognized impairment losses as a result of these tests. When necessary, intangible assets’ useful lives are revised and the impact on amortization reflected on a prospective basis. See Note H – Goodwill and intangible assets, net – for further discussion of intangible assets.
(10) Derivatives and hedging activities: The Company’s overall objective for entering into derivative contracts, including commodity options and swaps, is to hedge exposures to product purchase price risk. These financial instruments are formally designated and documented as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction. Because of the high degree of correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instrument are generally offset by changes in the anticipated cash flows of the underlying exposure being hedged. The fair value of derivatives used to hedge our risks fluctuates over time. These fair value amounts should not be viewed in isolation, but rather in relation to the anticipated cash flows of the underlying hedged transaction and the overall reduction in our risk relating to adverse fluctuations in propane prices. The Company formally assesses, both at inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the anticipated cash flows of the related underlying exposures. The Company also enters into derivative contracts that qualify for the normal purchases and normal sales exception under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended.
(11) Revenue recognition: Revenues from the distribution of propane and other gas liquids are recognized by the Company at the time product is delivered to its customers. Other revenues, which include revenue from the sale of propane appliances and equipment is recognized at the time of delivery or installation. Revenues from repairs and maintenance are recognized upon completion of the service. The Company recognizes shipping and handling revenues and expenses for sales of propane, appliances and equipment at the time of delivery or installation. Shipping and handling revenues are included in the price of propane charged to customers, and are classified as revenue.
(12) Shipping and handling expenses: Shipping and handling expenses related to delivery personnel, vehicle repair and maintenance and general liability expenses are classified within operating expense on the statement of earnings. Depreciation expenses on delivery vehicles the Company owns are classified within depreciation and amortization expense. Delivery vehicles and distribution technology leased by the Company are classified within equipment lease expense. See Note F – Supplemental financial statement information — for the financial statement presentation of shipping and handling expenses.
(13) Cost of product sold: Cost of product sold – propane and other gas liquids sales includes all costs to acquire propane and other gas liquids, including the results from risk management activities related to supply procurement and transportation, the costs of storing and transporting inventory prior to delivery to the Company’s customers and the costs related to the refurbishment of the Company’s portable propane tanks. Cost of product sold – other primarily includes costs related to the sale of propane appliances and equipment.
(14) Operating expenses: Operating expenses primarily include the personnel, vehicle, delivery, handling, plant, office, selling, marketing, credit and collections and other expenses related to the retail distribution of propane and related equipment and supplies.

(15) General and administrative expenses: General and administrative expenses primarily include personnel and incentive expense related to executives and employees and other overhead expense related to centralized corporate functions.
(16) Income taxes: The Company is treated as a Subchapter S corporation for Federal income tax purposes and is liable for income tax in states that do not recognize Subchapter S status. The Company also indirectly owns six subsidiaries that are taxable corporations, each of which file separate income tax returns. Income taxes were computed as though each company filed its own tax return in accordance with the Company’s tax sharing agreement. Deferred income taxes are provided as a result of temporary differences between financial and tax reporting, as described in Note K – Income taxes – using the asset/liability method.
(17) Sales taxes: The Company accounts for the collection and remittance of sales tax on a net tax basis. As a result, these amounts are not reflected in the consolidated statements of earnings.
(18) Segment information: The Company is a single reportable operating segment engaging in the distribution of propane and related equipment and supplies to customers primarily in the United States.
(19) New accounting standards: SFAS No. 157, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the potential impact of this statement.
SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as either an asset or liability in the statement of financial position and to recognize changes in that funded status through other comprehensive income. This statement also requires companies to measure plan assets and benefit obligations as of the date of the Company’s fiscal year-end. The adoption of this standard during fiscal 2007 did not have a significant impact on the Company’s financial position, results of operations or cash flows.
SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” provides entities the irrevocable option to elect to carry most financial assets and liabilities at fair value with changes in fair value recorded in earnings. This statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the potential impact of this statement.
Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), provides guidance on the quantification of prior year misstatements. SAB 108 requires that registrants use both the income statement (roll-over) approach and the balance sheet (iron curtain) approach when evaluating the materiality of a misstatement and contains guidance for correcting the errors under this dual approach. The adoption of this bulletin during fiscal 2007 did not have a significant impact on the Company’s financial position, results of operations or cash flows.
FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” provides a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating FIN 48 and does not believe it will have a material effect on its financial position, results of operations and cash flows.
(20) Reclassifications: The Company reclassified $45.8 million of customer deposits and advances from accounts payable to other current liabilities in its July 31, 2006 consolidated balance sheet and also reclassified the related change in customer deposits of $1.1 million and $21.6 million in the July

31, 2006 and 2005, respectively, consolidated statement of cash flows to conform these amounts to the current period presentation. Certain other reclassifications have been made to prior fiscal years’ consolidated financial statements to conform them to the current fiscal year’s presentation.
C.	Unit and stock-based compensation
The Company recognizes the non-cash compensation charges resulting from all share-based payment transactions in the condensed consolidated statements of earnings as follows:

	For the year ended July 31,
	2007	2006
Operating expense	$273	$438
General and administrative expense	616	1,425

	$889	$1,863

The Company adopted SFAS No. 123(R), “Share-based Payment” (“SFAS 123(R)”) using the modified prospective application method. Under this method, SFAS 123(R) applies to new awards and to awards modified, repurchased, or cancelled after the adoption date of August 1, 2005. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of August 1, 2005 will be recognized as the requisite service is rendered. The compensation cost for that portion of awards is based on the fair value of those awards as of the grant-date as was calculated for pro forma disclosures under SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”). The compensation cost for those earlier awards is attributed to periods beginning on or after August 1, 2005 using the attribution method that was used under SFAS 123.
Had compensation cost for these plans been recognized in the Company’s consolidated statement of earnings for the year ended July 31, 2005, net earnings would have been adjusted as noted in the table below:

For the year ended
July 31, 2005
Net loss, as reported	$(817)

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(5)

Pro forma net loss	$(822)

Ferrellgas Unit Option Plan (“UOP”)
The UOP is authorized to issue options covering up to 1.35 million common units to employees of the Company or its affiliates. The Compensation Committee of the Board of Directors of the Company administers the UOP, authorizes grants of unit options thereunder and sets the unit option price and vesting terms of unit options in accordance with the terms of the UOP. No single officer or director of the Company may acquire more than 314,895 common units under the UOP. In general, the options currently outstanding under the UOP vest over a five-year period, and expire on the tenth anniversary of the date of the grant. The fair value of each option award is estimated on the date of grant using a binomial option valuation model. There have been no awards granted pursuant to the UOP since fiscal 2001. Expected volatility is based on the historical volatility of Ferrellgas Partners’ publicly-traded common units. Historical information is used to estimate option exercise and employee termination behavior. Due to the limited number of employees eligible to participate in the UOP, there is only one group of employees. The expected term of options granted is derived from historical exercise patterns and represents the period of time that options are expected to be outstanding. The risk free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. During the year ended July 31, 2007 no compensation charge relating to the UOP was recognized as all options currently outstanding are fully vested. During the year ended July 31, 2006, the portion of the total non-cash compensation charge relating to the UOP was $0.3 million.
A summary of option activity under the UOP as of July 31, 2007 is presented below:

			Weighted-
			average
	Number	Weighted	contractual	Aggregate
	of	average	term	intrinsic value
	units	exercise price	(in years)	(in thousands)

Outstanding, August 1, 2006	148,200	$18.43
Exercised	(55,500)	18.23
Forfeited	(11,150)	20.32

Outstanding, July 31, 2007	81,550	18.31	2.81	$443

Options exercisable, July 31, 2007	81,550	18.31	2.81	$443
There were no options granted during the years ended July 31, 2007, 2006, and 2005. The total intrinsic value of options exercised during the years ended July 31, 2007, 2006 and 2005 was $0.3 million, $0.7 million, and $0.1 million, respectively.
As of July 31, 2007 there is no unrecognized compensation cost related to unit-based compensation arrangements granted under the UOP because all options outstanding are fully vested.
Ferrell Companies, Inc. Incentive Compensation Plan (“ICP”)
The ICP is not a Ferrellgas stock-compensation plan. However, in accordance with Ferrellgas’ partnership agreements, all employee-related costs incurred by Ferrell Companies are allocated to Ferrellgas and therefore recognized in the Company’s consolidated statements of earnings. As a result, the Company incurs a non-cash compensation charge from Ferrell Companies as they account for their plan in accordance with SFAS 123(R).
Ferrell Companies is authorized to issue options covering up to 6.25 million shares of Ferrell Companies common stock under the ICP. The ICP was established by Ferrell Companies to allow upper middle and senior level managers of the Company to participate in the equity growth of Ferrell. The shares underlying the stock options are common shares of Ferrell. The ICP stock options vest ratably over periods ranging from zero to 12 years or 100% upon a change of control of Ferrell Companies, or the death, disability or retirement at the age of 65 of the participant. Vested options are exercisable in increments based on the timing of the retirement of Ferrell’s debt, but in no event later than 20 years from the date of issuance. The fair value of each option award is estimated on the date of grant using a binomial option valuation model. During the years ended July 31, 2007 and 2006, the portion of the total non-cash compensation charge relating to the ICP was $0.9 million and $1.6 million, respectively.
D.	Business combinations
Business combinations are accounted for under the purchase method and the assets acquired and liabilities assumed are recorded at their estimated fair market values as of the acquisition dates. The results of operations are included in the consolidated statements of earnings from the date of acquisition. The pro forma effect of these transactions was not material to Ferrellgas’ results of operations.
During fiscal 2007, the Company acquired propane distribution assets with an aggregate value of $36.2 million in the following nine transactions:
•	Pacer-Valley Propane, LLC, based in California, acquired August 2006;

•	Lake Propane, based in California, acquired August 2006;

•	Pacific Propane Service, Inc., based in California, acquired August 2006;

•	Twin Ports Energy, Inc., based in Wisconsin, acquired October 2006;

•	Getman’s Gas Company, Inc., based in New York, acquired October 2006;

•	Yankee Gas, LLC, based in Massachusetts, acquired October 2006;

•	Great Dane Propane, Inc., based in Florida, acquired October 2006;

•	Puget Sound Propane, based in Washington, acquired December 2006; and

•	Reliance Bottle Gas, Inc., based in Ohio, acquired June 2007.
These acquisitions were funded by $31.7 million in cash payments, the issuances of $2.5 million of liabilities and other costs and considerations, and $2.0 million of Ferrellgas Partners’ common units, net of issuance costs.
The aggregate fair values of these nine transactions were allocated as follows:

Customer tanks, buildings, land and other	$11,567
Non-compete agreements	2,072
Customer lists	18,178
Goodwill	3,649
Working capital	712

$36,178

The estimated fair values and useful lives of assets acquired are based on a preliminary internal valuation and are subject to final valuation adjustments. The Company intends to continue its analysis of the net assets of these transactions to determine the final allocation of the total purchase price to the various assets and liabilities acquired.
During fiscal 2006, the Company acquired propane distribution assets with an aggregate value of $38.7 million in the following 11 transactions:
•	Norwest Propane, Inc., based in Washington, acquired September 2005;

•	Eastern Fuels, Inc., based in North Carolina, acquired November 2005;

•	Petro Star, Corp., based in New York, acquired December 2005;

•	Titan Propane, LLC (selected cylinder exchange assets), based in New York and New Jersey, acquired February 2006;

•	Empire Propane Cylinder, Inc., based in New York, acquired in February 2006,

•	United Energy, Inc., based in Ohio, acquired March 2006;

•	Cal’s Propane Service, Inc., based in Oregon, acquired April 2006;

•	Gaines Propane, Inc., based in Tennessee, acquired April 2006;

•	Hometown Gas, Inc., based in Florida, acquired April 2006;

•	Denman Cylinder Exchange, Ltd. and The Denman Company, Ltd., based in Texas, acquired May 2006; and

•	Hampton Gas Company, Inc., based in South Carolina, acquired May 2006.
These acquisitions were funded by $21.2 million in cash payments, the issuance of 0.6 million Ferrellgas Partners’ common units valued at an aggregate of $12.4 million, and the issuance of $5.1 million of liabilities and other costs and considerations, which included $1.8 million of contingent consideration.
The aggregate values of these 11 transactions were allocated as follows:

Current assets	$689
Customer tanks, buildings, land and other	9,640
Non-compete agreements	5,598
Customer lists	9,586
Goodwill	13,218
Other assets	15

$38,746

The fair values and useful lives of assets acquired are based on an internal valuation and included only minor final valuation adjustments during the 12 month period after the date of acquisition.
During fiscal 2005, the Company acquired propane distribution assets with an aggregate value of $31.7 million in the following seven transactions:
•	Kamp’s Propane, Inc. (selected cylinder exchange assets), based in California, acquired August 2004;

•	Suburban Propane’s Upper Midwest Retail Operations, based in Minnesota, North Dakota and Wisconsin, acquired September 2004;

•	Basin Propane, based in Washington, acquired September 2004;

•	Econogas Service, Inc., based in Iowa, acquired September 2004;

•	Land Propane Gas Service, based in Kentucky, acquired September 2004;

•	Parsons Gas & Appliance, Inc., Parsons Gas, Inc., and Dave’s Gas, Inc., based in Kentucky, acquired December 2004; and

•	Commercial Propane Corporation, based in Wisconsin, acquired January 2005.
These acquisitions were funded by $23.9 million in cash payments, the issuance of 0.3 million Ferrellgas Partners’ common units valued at an aggregate of $7.0 million and the issuance of $0.8 million of liabilities.
The aggregate values of these seven transactions were allocated as follows:

Customer tanks, buildings, land and other	$12,358
Non-compete agreements	2,914
Customer lists	12,690
Goodwill	4,016
Other assets	453
Current liabilities	(749)

$31,682

The fair values and useful lives of assets acquired are based on an internal valuation and included only minor final valuation adjustments during the 12 month period after the date of acquisition.
E. Discontinued operations
During July 2005, the Company sold its wholesale storage business which consisted of non-strategic storage and terminal assets located in Arizona, Kansas, Minnesota, North Carolina and Utah for $144.0 million in cash, before $1.9 million of fees and expenses. The Company recorded a gain of $97.0 million on the sale. The assets consisted of underground storage facilities and rail and pipeline-

to-truck terminals. The Company considers the sale of these assets to be discontinued operations. Therefore, the Company has reported results of operations from these assets as discontinued operations for all periods presented on the consolidated statements of earnings.
Earnings from discontinued operations consist of the following:

For the Year
Ended
July 31, 2005
Total revenues	$89,339
Cost of product sold — Propane and other gas liquids sales	77,407
Operating expense	2,506
Depreciation and amortization expense	1,189
Equipment lease expense	22
Loss on disposal of assets and other	(36)

Earnings before income taxes, minority interest, and discontinued operations	8,251
Minority interest	71,524
Parent investment in subsidiary	31,623
Gain on sale of discontinued operations	97,001

Earnings from discontinued operations, net of minority interest	$2,105

A test of goodwill related to the remaining operations did not indicate an impairment.
F. Supplemental financial statement information
Inventories consist of:

	2007	2006
Propane gas and related products	$89,769	$130,644
Appliances, parts and supplies	24,038	23,969

	$113,807	$154,613

In addition to inventories on hand, the Company enters into contracts primarily to buy propane for supply procurement purposes. Most of these contracts have terms of less than one year and call for payment based on market prices at the date of delivery. All fixed price contracts have terms of fewer than 24 months. As of July 31, 2007, the Company had committed, for supply procurement purposes, to take net delivery of approximately 6.3 million gallons of propane at fixed prices.

Property, plant and equipment consist of:

	Estimated
	useful lives	2007	2006
Land	Indefinite	$31,463	$31,963
Land improvements	2-20	10,091	10,313
Buildings and improvements	20	63,472	60,548
Vehicles, including transport trailers	8-20	91,529	86,787
Bulk equipment and district facilities	5-30	95,908	95,986
Tanks and customer equipment	2-30	840,586	829,624
Computer and office equipment	2-5	111,735	108,102
Construction in progress	n/a	9,281	6,608

		1,254,065	1,229,931
Less: accumulated depreciation		485,819	439,569

		$768,246	$790,362

Depreciation expense totaled $67.0 million, $64.9 million, and $63.5 million for fiscal 2007, 2006 and 2005, respectively.
Other current liabilities consist of:

	2007	2006
Accrued interest	$23,447	$24,800
Accrued payroll	16,680	18,724
Accrued insurance	11,602	10,062
Current portion of long-term debt	2,957	14,758
Customer deposits and advances	21,018	45,837
Other	31,527	26,793

	$107,231	$140,974

	For the year ended July 31,
	2007	2006	2005
Loss on disposal of assets	$4,232	$1,188	$5,543
Loss on transfer of accounts receivable related to the accounts receivable securitization	10,384	10,075	5,894
Service income related to the accounts receivable securitization	(3,794)	(3,724)	(2,764)

Loss on disposal of assets and other	$10,822	$7,539	$8,673

Shipping and handling expenses are classified in the following consolidated statements of earnings line items:

	For the year ended July 31,
	2007	2006	2005
Operating expense	$163,193	$148,125	$156,072
Depreciation and amortization expense	5,308	5,837	6,427
Equipment lease expense	23,465	24,356	23,313

	$191,966	$178,318	$185,812

G. Accounts receivable securitization
The Company participates in an accounts receivable securitization facility. As part of this renewable 364-day facility, the Company transfers an interest in a pool of its trade accounts receivable to Ferrellgas Receivables a wholly-owned unconsolidated, special purpose entity, which sells its interest to a commercial paper conduit. The Company does not provide any guarantee or similar support to the collectibility of these receivables. The Company structured the facility using a wholly-owned unconsolidated, qualifying special purpose entity in order to facilitate the transaction while complying with the Company’s various debt covenants. If the covenants are compromised, funding from the facility could be restricted or suspended, or its costs could increase. As a servicer, the Company remits daily to this special purpose entity funds collected on the pool of trade receivables held by Ferrellgas Receivables. The Company renewed the facility with JPMorgan Chase Bank, N.A. and Fifth Third Bank for an additional 364-day commitment during May 2007.
The Company transfers certain of its trade accounts receivable to Ferrellgas Receivables and retains an interest in a portion of these transferred receivables. As these transferred receivables are subsequently collected and the funding from the accounts receivable securitization facility is reduced, the Company’s retained interest in these receivables is reduced. The accounts receivable securitization facility consisted of the following:

	2007	2006
Retained interest	$14,022	$16,373
Accounts receivable transferred	$76,250	$87,500
The retained interest was classified as accounts and notes receivable on the consolidated balance sheets. The Company had the ability to transfer, at its option, an additional $6.3 million of its trade accounts receivable at July 31, 2007.
Other accounts receivable securitization disclosures consist of the following:

	For the year ended July 31,
	2007	2006	2005
Net non-cash activity	$2,964	$2,579	$1,101
Bad debt expense	$202	$618	$466
The net non-cash activity reported in the consolidated statements of earnings approximates the financing cost of issuing commercial paper backed by these accounts receivable plus an allowance for doubtful accounts associated with the outstanding receivables transferred to Ferrellgas Receivables. The weighted average discount rate used to value the retained interest in the transferred receivables was 5.3% and 6.0% as of July 31, 2007 and 2006, respectively.

H. Goodwill and intangible assets, net
Goodwill and intangible assets, net consist of:

	July 31, 2007			July 31, 2006
	Gross	Accum-		Gross	Accum-
	carrying	ulated		carrying	ulated
	amount	amortization	Net	amount	amortization	Net
GOODWILL, NET	$483,689	—	$483,689	$480,258	—	$480,258

INTANGIBLE ASSETS, NET
Amortized intangible assets
Customer lists	$363,285	$(189,314)	$173,971	$345,103	$(171,721)	$173,382
Non-compete agreements	43,043	(32,260)	10,783	40,921	(27,605)	13,316
Other	5,368	(2,945)	2,423	5,340	(2,590)	2,750

	411,696	(224,519)	187,177	391,364	(201,916)	189,448

Unamortized intangible assets
Tradenames & trademarks	59,106	—	59,106	59,098	—	59,098

Total intangible assets, net	$470,802	$(224,519)	$246,283	$450,462	$(201,916)	$248,546

During fiscal 2007, goodwill increased $3.4 million primarily due to goodwill acquired in acquisitions; see Note D – Business combinations for further discussion about these transactions.
During fiscal 2006, goodwill increased $13.2 million due to goodwill acquired in acquisitions; see Note D – Business combinations for further discussion about these transactions Goodwill decreased $1.3 million primarily due to goodwill assigned to insignificant divestitures.
Customer lists have estimated lives of 15 years, while non-compete agreements and other intangible assets have estimated lives ranging from two to 10 years. The Company intends to utilize all acquired trademarks and tradenames and does not believe there are any legal, regulatory, contractual, competitive, economical or other factors that would limit their useful lives. Therefore, trademarks and tradenames have indefinite useful lives.
Aggregate amortization expense:

For the year ended July 31,
2007	$22,553
2006	22,256
2005	22,987
Estimated amortization expense:

For the year ended July 31,
2008	$20,890
2009	19,859
2010	18,788
2011	18,631
2012	18,183

I. Long-term debt
Long-term debt consists of:

	2007	2006
Senior notes
Fixed rate, Series C-E, ranging from 7.12% to 7.42% due 2008-2013 (1)	$204,000	$241,000
Fixed rate, 8.75%, due 2012, net of unamortized premium of $1,851 and $2,229 at 2007 and 2006, respectively (2)	269,851	270,229
Fixed rate, Series B-C, ranging from 8.78% to 8.87%, due 2007-2009 (3)	163,000	184,000
Fixed rate, 6.75% due 2014, net of unamortized discount of $609 and $700 at 2007 and 2006, respectively (4)	249,391	249,300

Credit facilities, variable interest rates, expiring 2009 and 2010 (net of $57.8 million and $52.6 million classified as short-term borrowings at 2007 and 2006, respectively)	120,021	45,453

Notes payable, 7.9% and 7.4% weighted average interest rates in 2007 and 2006, respectively, due 2006 to 2016, net of unamortized discount of $1,647 and $1,436 at 2007 and 2006, respectively	8,395	8,238

Capital lease obligations	50	83

	1,014,708	998,303
Less: current portion, included in other current liabilities on the consolidated balance sheets	2,957	14,758

	$1,011,751	$983,545

(1)	The operating partnership’s fixed rate senior notes, issued in August 1998, are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series C, D and E notes are due on August 1, 2008, 2010, and 2013, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

(2)	On September 24, 2002, Ferrellgas Partners issued $170.0 million of its fixed rate senior notes. On December 18, 2002, Ferrellgas Partners issued $48.0 million of its fixed rate senior notes with a debt premium of $1.7 million that will be amortized to interest expense through 2012. On June 10, 2004 Ferrellgas Partners issued $50.0 million of its fixed rate senior notes with a debt premium of $1.6 million that will be amortized to interest expense through 2012. The senior notes bear interest from the date of issuance, payable semi-annually in arrears on June 15 and December 15 of each year.

(3)	The operating partnership’s fixed rate senior notes, issued in February 2000, are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series B and C notes are due on August 1, 2007 and 2009, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

(4)	The operating partnership’s fixed rate senior notes, issued in April 2004 are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount is due on May 1, 2014. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.
During August 2006, the Company made scheduled principal payments of $37.0 million of the 7.08% Series B senior notes and $21.0 million of the 8.68% Series A senior notes using proceeds from borrowings on the unsecured bank credit facility. On August 29, 2006, the Company used $46.1 million of proceeds from the issuance of Ferrellgas Partners’ common units, including Ferrellgas Partners’ unit option exercises, and cash to retire a portion of the $58.0 million borrowed under the unsecured bank credit facility. As a result, this $46.1 million was classified as long term as of July 31, 2006.
Unsecured bank credit facilities
During August 2006, the operating partnership executed a Commitment Increase Agreement to its Fifth Amended and Restated Credit Agreement dated April 22, 2005, increasing the borrowing capacity available under the existing unsecured bank credit facility from $365.0 million to $375.0 million. This unsecured bank credit facility will mature on April 22, 2010, unless extended or renewed.
During May 2007, the operating partnership entered into a new unsecured bank credit facility with additional borrowing capacity of up to $150.0 million, which matures August 1, 2009.
The unsecured bank credit facilities are available for working capital, acquisition, capital expenditure, long-term debt repayment, and general partnership purposes. The existing unsecured $375.0 million bank credit facility has a letter of credit sub-facility with availability of $90.0 million.
As of July 31, 2007, the operating partnership had total borrowings outstanding under its two unsecured bank credit facilities of $177.8 million. The Company classified $57.8 million of this amount as short-term borrowings since it was used to fund working capital needs that management intends to pay down within the next 12 months. These borrowings have a weighted average interest rate of 7.21%. As of July 31, 2006, operating partnership had total borrowings outstanding under its unsecured bank credit facility of $98.1 million. The Company classified $52.6 million of this amount as short-term borrowings since it was used to fund working capital needs that management had intended to pay down within the following 12 months. These borrowings had a weighted average interest rate of 7.67%.
The borrowings under the two unsecured bank credit facilities bear interest, at the operating partnership’s option, at a rate equal to either:
•	the base rate, which is defined as the higher of the federal funds rate plus 0.50% or Bank of America’s prime rate (as of July 31, 2007, the federal funds rate and Bank of America’s prime rate were 5.28% and 8.25%, respectively); or

•	the Eurodollar Rate plus a margin varying from 1.50% to 2.50% (as of July 31, 2007, the one-month and three-month Eurodollar Rates were 5.32% and 5.35%, respectively).
In addition, an annual commitment fee is payable on the daily unused portion of the unsecured bank credit facilities at a per annum rate varying from 0.375% to 0.500% (as of July 31, 2007, the commitment fee per annum rate was 0.375%).

Letters of credit outstanding, used primarily to secure obligations under certain insurance arrangements, and to a lesser extent, risk management activities and product purchases, totaled $50.2 million and $48.9 million at July 31, 2007 and 2006, respectively. At July 31, 2007, the operating partnership had $297.0 million of funding available. The operating partnership incurred commitment fees of $0.6 million, $1.0 million and $0.9 million in fiscal 2007, 2006 and 2005, respectively.
The senior notes and the bank credit facility agreements contain various restrictive covenants applicable to Ferrellgas and its subsidiaries, the most restrictive relating to additional indebtedness. In addition, Ferrellgas Partners is prohibited from making cash distributions of the minimum quarterly distribution if a default or event of default exists or would exist upon making such distribution, or if Ferrellgas Partners or the operating partnership fails to meet certain coverage tests. As of July 31, 2007, Ferrellgas Partners and the operating partnership are in compliance with all requirements, tests, limitations and covenants related to these debt agreements.
The scheduled annual principal payments on long-term debt are as follows:

Scheduled
annual principal
For the year ended July 31,	payments
2008	$92,957
2009	54,438
2010	194,167
2011	82,995
2012	268,955
Thereafter	321,601

Total	$1,015,113

On August 1, 2007, the Company made scheduled principal payments of $90.0 million of the 8.78% Series B Senior Notes using proceeds from borrowings on the unsecured bank credit facilities. Since borrowings under the unsecured bank credit facilities are not due within one year, this $90.0 million has been classified as long term.
The carrying amount of short-term financial instruments approximates fair value because of the short maturity of these instruments. The estimated fair value of the Company’s long-term debt was $1,041.1 million and $1,036.1 million as of July 31, 2007 and 2006, respectively. The fair value is estimated based on quoted market prices.
J.	Derivatives
SFAS No. 133, as amended, requires all derivatives (with certain exceptions), whether designated in hedging relationships or not, to be recorded on the consolidated balance sheets at fair value. The Company records changes in the fair value of positions qualifying as cash flow hedges in accumulated other comprehensive income and changes in the fair value of other positions in the consolidated statements of earnings. Cash flow hedges are derivative financial instruments that hedge the exposure to variability in expected future cash flows attributable to a particular risk. Fair value hedges are derivative financial instruments that hedge the exposure to changes in the fair value of an asset or a liability or an identified portion thereof attributable to a particular risk.
Fluctuations in the wholesale cost of propane expose the Company to purchase price risk. The Company purchases propane at various prices that are eventually sold to its customers, exposing the Company to future product price fluctuations. Also, certain forecasted transactions expose the Company to purchase price risk. The Company monitors its purchase price exposures and utilizes product hedges to mitigate the risk of future price fluctuations. Propane is the only product hedged with the use of product hedge positions. The Company uses derivative contracts to hedge a portion of its forecasted purchases for up to 24 months in the future. These derivatives are designated as cash flow hedging instruments, thus the effective portions of changes in the fair value of the derivatives are recorded in other comprehensive income (“OCI”) and are recognized in the consolidated statements of earnings when the forecasted transaction impacts earnings. As of July 31, 2007 and 2006, the Company had the following cash flow hedge activity included in OCI in the consolidated statements of stockholder’s equity (deficiency):

	2007	2006	2005
Fair value adjustment classified as OCI	$5,055	$2,540	$70
Reclassification of net gains to statement of earnings	$(2,126)	$(484)	$(1,772)
Changes in the fair value of cash flow hedges due to hedge ineffectiveness, if any, are recognized in cost of product sold – propane and other gas liquids sales. During fiscal 2007, 2006, and 2005, the Company did not recognize any gain or loss in earnings related to hedge ineffectiveness and did not exclude any component of the derivative contract gain or loss from the assessment of hedge effectiveness related to these cash flow hedges. The fair value of the derivatives related to purchase price risk are classified on the consolidated balance sheets as other current assets or other current liabilities. The Company expects to reclassify gains of approximately $5.1 million to earnings during the next fiscal year.
The Company did not enter into any significant risk management trading activities during fiscal 2007 and 2006. During 2005 the Company’s risk management trading activities included purchased and sold derivatives that were not designated as accounting hedges to manage other risks associated with commodity prices. The types of contracts utilized in these activities included energy commodity forward contracts, options and swaps traded on the over-the-counter financial markets, and futures and options traded on the New York Mercantile Exchange. The Company utilized published settlement prices for exchange traded contracts, quotes provided by brokers and estimates of market prices based on daily contract activity to estimate the fair value of these contracts. The changes in fair value of these risk management trading activities are recognized as they occur in cost of product sold in the consolidated statements of earnings. During fiscal 2007, 2006 and 2005, the Company recognized risk management trading gains (losses) related to derivatives not designated as accounting hedges of $0.5 million, $(0.1) million, and $(9.7) million, respectively.
The following table summarizes the change in the unrealized fair value of contracts from risk management trading activities for fiscal 2007, 2006 and 2005.

	For the year ended July 31,
	2007	2006	2005
Net fair value of contracts outstanding at the beginning of the period	$—	$116	$424
Contracts outstanding at the beginning of the period that were realized or otherwise settled during the period	—	(116)	(9,672)
Fair value of new contracts entered into during the period	4	—	9,364

Unrealized gains in fair value of contracts outstanding at the end of the period	$4	$—	$116

The following table summarizes the gross transaction volumes in barrels (one barrel equals 42 gallons) for risk management trading contracts that were physically settled for the following periods:

(in thousands)
For the year ended July 31, 2007	99
For the year ended July 31, 2006	300
For the year ended July 31, 2005	10,717

K.	Income taxes
Income tax expense (benefit) consists of:

	For the year ended July 31,
	2007	2006	2005
Current	$3,689	$4,148	$2,335
Deferred	2,783	(585)	(291)

	$6,472	$3,563	$2,044

The income tax expense (benefit) relates solely to state income taxes of the Company, plus the federal and state tax expense (benefit) of the Company’s indirectly owned taxable subsidiaries.
The significant components of the net deferred tax asset (liability) included in the consolidated balance sheets are as follows:

	2007	2006
Deferred tax assets – Taxable subsidiaries	$1,718	$1,440

Net deferred tax assets	$1,718	$1,440

Deferred tax liabilities – Taxable subsidiaries	$3,921	$650
Deferred tax liabilities — Partnership basis difference and other	1,481	1,797

Net deferred tax liabilities	$5,402	$2,447

Partnership basis differences are primarily attributable to differences in the tax and book basis of fixed assets and amortizable intangibles resulting from the Company’s contribution of assets and liabilities concurrent with Ferrellgas Partners’ public offering in 1994.
For Federal income tax purposes, the Company has net operating loss carryforwards of approximately $24.5 million at July 31, 2007 available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2024.
The Company is potentially subject to the built-in gains tax, which could be incurred on the sale of assets owned as of August 1, 1998, the date of the Subchapter S election, and other assets acquired in connection with business combinations, that had a fair market value in excess of their tax basis as of that date. However, the Company anticipates that it can avoid incurring any built-in gains tax liability through utilization of its net operating loss carryovers and tax planning relating to the retention/disposition of these assets. In the event that the built-in gains tax is not incurred, the Company may not utilize the federal net operating loss carryforwards; therefore, a deferred tax asset has not been recognized for this portion of loss carryforward.
L.	Minority interest
The minority interest on the consolidated balance sheets includes limited partner interests in Ferrellgas Partners’ common units held by the public. At July 31, 2007 and 2006, the minority interest related to the common units owned by the public was $417.9 million and $468.4 million, respectively.

M.	Transactions with related parties
Note receivable with Ferrell
The Company has two notes receivable from Ferrell on an unsecured basis due on demand. Because Ferrell does not intend to repay the notes, the Company does not accrue interest income. The balances outstanding on these notes at July 31, 2007 and 2006 are $145.2 million and $145.6 million, respectively, and are reported as Note receivable from parent in Stockholders’ equity (deficiency) on the consolidated balance sheets.
Common unit issuance
During August 2006, Ferrellgas Partners issued 1.9 million common units to Ferrell for $44.1 million in cash.
Ferrellgas Partners distributions
Ferrellgas Partners paid senior unit distributions of $8.0 million to JEF Capital during fiscal 2005. The senior units converted to common units on June 30, 2005.
Ferrell is the sole shareholder of the general partner and owned 20.1 million common units of Ferrellgas Partners at July 31, 2007. FCI Trading and Mr. Ferrell own 0.2 million and 4.3 million common units of Ferrellgas Partners, respectively, at July 31, 2007.
Ferrellgas Partners has paid the following common unit distributions to related parties:

	For the year ended July 31,
	2007	2006	2005
Ferrell	40,161	$36,377	$35,608
FCI Trading	391	391	391
Mr. Ferrell	8,584	8,464	419
On August 28, 2007, Ferrellgas declared distributions to Ferrell, FCI Trading and Mr. Ferrell (indirectly) of $10.0 million, $0.1 million and $2.1 million, respectively, that was paid on September 14, 2007.
Operations
Ferrell International Limited (“Ferrell International”) is beneficially owned by Mr. Ferrell and thus is an affiliate. Prior to 2006, the Company occasionally entered into transactions with Ferrell International in connection with the Company’s risk management activities and did so at market prices in accordance with the Company’s affiliate trading policy approved by the Company’s Board of Directors. These transactions included forward, option and swap contracts and were all reviewed for compliance with the policy. The Company also provided limited accounting services for Ferrell International. The Company recognized the following net receipts (disbursements) from purchases, sales and commodity derivative transactions and from providing accounting services to Ferrell International:

	For the year ended July 31,
	2007	2006	2005
Net receipts (disbursements)	$—	$—	$(2,699)
Receipts from providing accounting services	—	37	40

These net purchases, sales and commodity derivative transactions with Ferrell International were classified as cost of product sold on the consolidated statements of earnings. There was $7 thousand due from Ferrell International at July 31, 2006.
During February 2007, the Company made a payment of $0.3 million to the benefit of Mr. Andrew J. Filipowski pursuant to the indemnification provisions of Blue Rhino Corporation’s former bylaws and the Agreement and Plan of Merger with Blue Rhino Corporation. Mr. Filipowski is the brother-in-law of Mr. Billy D. Prim (“Mr. Prim”), who is a member of the Company’s Board of Directors.
During April 2007, a payment of $1.0 million was made to Mr. Prim in accordance with the employment agreement entered into between Mr. Prim and the Company for his employment as Special Advisor to the Chief Executive Officer, which ended in February 2007. Mr. Prim continues to serve on the Company’s Board of Directors.
N.	Contingencies and commitments
Litigation
The Company’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time, the Company is threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the consolidated financial condition, results of operations and cash flows of the Company
Ferrellgas Partners distributions
Ferrellgas Partners makes quarterly cash distributions of all of its “available cash.” Available cash is defined in the partnership agreement of Ferrellgas Partners as, generally, the sum of its consolidated cash receipts less consolidated cash disbursements and net changes in reserves established by the Company for future requirements. Reserves are retained in order to provide for the proper conduct of Ferrellgas Partners’ business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters. Distributions are made within 45 days after the end of each fiscal quarter ending January, April, July and October to holders of record on the applicable record date.
Distributions by Ferrellgas Partners in an amount equal to 100% of its available cash, as defined in its partnership agreement, will be made to the common unitholders and the Company. Additionally, the payment of incentive distributions to the holders of incentive distribution rights will be made to the extent that certain target levels of cash distributions are achieved. The publicly held common units have certain distribution preference rights over the common units held by Ferrell. See Note M – Transactions with related parties for discussion of distributions to related parties.
Long-term debt-related commitments
The Company has long and short-term payment obligations under agreements such as senior notes and credit facilities. See Note I — Long-term debt — for a description of these debt obligations and a schedule of future maturities.

Operating lease commitments and buyouts
The Company leases certain property, plant and equipment under noncancelable and cancelable operating leases. Amounts shown in the table below represent minimum lease payment obligations under the Company’s third-party leases with terms in excess of one year for the periods indicated. These arrangements include the leasing of transportation equipment, property, computer equipment and propane tanks.
The Company is required to recognize a liability for the fair value of guarantees issued after December 31, 2002. The only material guarantees the Company has are associated with residual value guarantees of operating leases. Most of the operating leases involving the Company’s transportation equipment contain residual value guarantees. These transportation equipment lease arrangements are scheduled to expire over the next seven fiscal years. Most of these arrangements provide that the fair value of the equipment will equal or exceed a guaranteed amount, or the Company will be required to pay the lessor the difference. The fair value of these residual value guarantees entered into after December 31, 2002 was $1.1 million as of July 31, 2007. Although the fair values of the underlying equipment at the end of the lease terms have historically exceeded these guaranteed amounts, the maximum potential amount of aggregate future payments the Company could be required to make under these leasing arrangements, assuming the equipment is worthless at the end of the lease term, was $11.7 million as of July 31, 2007. The Company does not know of any event, demand, commitment, trend or uncertainty that would result in a material change to these arrangements.
Operating lease buyouts represent the maximum amount the Company would pay if it were to exercise its right to buyout the assets at the end of their lease term.
The following table summarizes the Company’s contractual operating lease commitments and buyout obligations as of July 31, 2007:

	Future minimum rental and buyout amounts by fiscal year
	2008	2009	2010	2011	2012	Thereafter

Operating lease obligations	$34,107	$23,378	$16,110	$11,076	$5,354	$16,262
Operating lease buyouts	$2,478	$11,498	$3,166	$4,853	$2,533	$859
Certain property and equipment is leased under noncancelable operating leases, which require fixed monthly rental payments and which expire at various dates through 2024. Rental expense under these leases totaled $45.3 million, $45.3 million, and $40.9 million for fiscal 2007, 2006, and 2005, respectively.
O.	Employee benefits
Ferrell Companies makes contributions to the ESOT, which causes a portion of the shares of Ferrell Companies owned by the ESOT to be allocated to employees’ accounts over time. The allocation of Ferrell’s shares to employee accounts causes a non-cash compensation charge to be incurred by the Company, equivalent to the fair value of such shares allocated. This non-cash compensation charge is reported separately in the Company’s consolidated statements of earnings and thus excluded from operating and general and administrative expenses. The non-cash compensation charges were $11.2 million, $10.3 million and $12.3 million during fiscal 2007, 2006 and 2005, respectively. The non-cash compensation charge increased during fiscal 2005 due to additional shares being allocated to employee accounts in lieu of the suspension of matching cash contributions to employees’ 401(k)

accounts from February 1, 2005 to July 31, 2005, as well as an increase in the fair value of the Ferrell Companies shares allocated to employees. The Company is not obligated to fund or make contributions to the ESOT.
The Company and its parent, Ferrell, have a defined contribution profit-sharing plan which includes both profit sharing and matching contributions. The plan covers substantially all full time employees. With the establishment of the ESOP in July 1998, the Company suspended future contributions to the profit sharing plan beginning with fiscal 1998. The plan, which qualifies under section 401(k) of the Internal Revenue Code, also provides for matching contributions under a cash or deferred arrangement based upon participant salaries and employee contributions to the plan. Matching contributions for fiscal 2007, 2006, and 2005, were $3.0 million, $2.6 million, and $1.6 million, respectively, under the 401(k) provisions. The Company suspended matching contributions from February 1, 2005 through July 31, 2005. On August 1, 2005, the Company reinstated the matching contribution to employees’ 401(k) accounts.
The Company has a defined benefit plan that provides participants who were covered under a previously terminated plan with a guaranteed retirement benefit at least equal to the benefit they would have received under the terminated plan. Until July 31, 1999, benefits under the terminated plan were determined by years of credited service and salary levels. As of July 31, 1999, years of credited service and salary levels were frozen. The Company’s funding policy for this plan is to contribute amounts deductible for Federal income tax purposes and invest the plan assets primarily in corporate stocks and bonds, U.S. Treasury bonds and short-term cash investments. During fiscal 2007, other comprehensive income and other liabilities were adjusted by $(0.4) million primarily due to the adoption of SFAS 158. During 2006 and 2005, other comprehensive income and other liabilities were adjusted by $20 thousand, $(0.3) million respectively, because the accumulated benefit obligation of this plan exceeded the fair value of plan assets.